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                                                                      EXHIBIT 21

SUBSIDIARIES OF CCC INFORMATION SERVICES GROUP INC.

CCC INFORMATION SERVICES INC.
CERTIFIED COLLATERAL CORPORATION OF CANADA, LTD.
CCC CONSUMER SERVICES INC.
CCC CONSUMER SERVICES SOUTHEAST INC.
CCC INTERNATIONAL HOLDING LTD
RAYFIELD LIMITED (DBA CCC INTERNATIONAL)
CCC PARTSCO HOLDINGS, INC.
ASSET MANAGEMENT INC.
CREDIT CARD SERVICE CORPORATION